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                     3RD STORY of Level 1 printed in FULL format.

                     Copyright 1998 PR Newswire Association, Inc.
                                     PR Newswire

                               March 31, 1998, Tuesday

SECTION:  Financial News

DISTRIBUTION:  TO BUSINESS EDITOR

LENGTH:  520 words

HEADLINE: Burke Industries Announces Consent Solicitation For 10% Senior Notes Due 2007

DATELINE:  SAN JOSE, Calif., March 30

BODY:
     Burke Industries, Inc., a portfolio company of J.F. Lehman & Company, today announced the commencement of a consent solicitation relating to its $110,000,000 aggregate principal amount of 10% Senior Notes Due 2007 (the "10% Notes"). Burke is soliciting consents to certain amendments to the Indenture pursuant to which the 10% Notes were issued.

     The consent solicitation is conditioned upon, among other things, the receipt of consents from holders of at least a majority in aggregate principal amount of all outstanding 10% Notes. The fee to be paid for each consent properly delivered prior to the expiration of the consent solicitation is $3.75 in cash for each $1,000 principal amount of 10% Notes. The consent solicitation will be open until 5:00 p.m., New York City time, on April 10, 1998, unless terminated or extended by the Company in its sole discretion.

     The principal purpose of the consent solicitation is to permit Burke to issue and sell up to $30.0 million of additional debt in connection with the previously-announced acquisition of Mercer Products Company, Inc., a leading manufacturer of vinyl flooring accessories. The closing of the acquisition of Mercer Products is not conditioned on the successful consummation of the consent solicitation as Burke has received a commitment for alternative bank financing from NationsBank, N.A. that provides adequate funds to enable Burke to consummate the acquisition.

     For a complete statement of the terms and conditions of the consent solicitation, holders of the 10% Notes should refer to the Consent Solicitation Statement dated March 30, 1998.

     NationsBanc Montgomery Securities LLC is serving as Solicitation Agent in connection with the consent solicitation. Questions regarding the terms of the consent solicitation may be directed to the Solicitation Agent at 888-292-0070 (Attention: Liability Management Group). D.F. King & Co. is serving as Information Agent in connection with the consent solicitation. Questions regarding the delivery procedures for the consents and requests for additional copies of the Consent Solicitation Statement and related documents may be directed to the Information Agent at 800-859-8508.



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                             PR Newswire, March 31, 1998



     Burke Industries is a leading manufacturer of silicone and organic rubber-based products, including floor covering accessories, aircraft seals, precision hose, and single-ply membranes.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the securities referenced above in any jurisdiction, in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities referenced above will not be registered under the Securities Act of 1933 and, unless so registered, may not be offered or sold except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act and any applicable state securities laws. SOURCE Burke Industries, Inc.
       CONTACT: David E. Worthington, Vice President - Finance, Burke Industries, Inc., 408-291-8326

LANGUAGE:  ENGLISH

LN-SUBJ:   MANUFACTURING (67%);

LOAD-DATE:  April 1, 1998